Exhibit 10.2
Sunoco Partners LLC
Executive Compensation Summary Sheet
for 2007
     The table below presents 2007 summary information for certain named executive officers of Sunoco Partners LLC, general partner of Sunoco Logistics Partners L.P. (the “Partnership”), with regard to base salary.
2007 EXECUTIVE COMPENSATION1

2007 Base Salary
Name and Title	($)
Neal E. Murphy Vice President and Chief Financial Officer	286,000

David A. Justin Vice President, Operations	250,000
     NOTES TO TABLE:
1.	The base salaries shown in the foregoing table were approved subsequent to the January 26, 2007 meeting of the Compensation Committee of the Board of Directors of Sunoco Partners LLC. This information has been disclosed previously in the Partnership’s SEC Form 8-K, filed April 25, 2007.

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